SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MATRIA HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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(MATRIA HEALTHCARE, INC. LOGO)
1850 Parkway Place
Marietta, Georgia 30067

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 21, 2003

      NOTICE IS HEREBY GIVEN THAT the 2003 Annual Meeting of Stockholders of Matria Healthcare, Inc. (the “Company” or “Matria”), will be held on Wednesday, May 21, 2003, at 11:00 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, for the following purposes:

(1) To elect two Class II directors of the Company for a three-year term expiring at the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

(2) To transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.

      Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the annual meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the annual meeting or any adjournment or postponement thereof may revoke his or her proxy and vote personally on each matter brought before the meeting.

      I look forward to welcoming you at the meeting.

Very truly yours,

/s/ Roberta L. McCaw
Roberta L. McCaw
Secretary

Marietta, Georgia

April 18, 2003

PROXY STATEMENT
GENERAL INFORMATION
I. ELECTION OF DIRECTORS
CLASS II NOMINEES FOR THE TERM EXPIRING IN 2006
CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2005
CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2004
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD COMMITTEES AND ATTENDANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
STOCK OPTIONS
Option Grants in Last Fiscal Year
STOCK OPTION EXERCISES
Aggregated Option Exercises in Last Fiscal Year and FY -- End Option Values
COMPENSATION COMMITTEE REPORT ON CORPORATE COMPENSATION
CEO COMPENSATION
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE AND RELATED MATTERS
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS AT THE COMPANY’S NEXT ANNUAL MEETING OF STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT AND FINANCIAL STATEMENTS
GENERAL

MATRIA HEALTHCARE, INC.

1850 Parkway Place
Marietta, Georgia 30067

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 21, 2003

GENERAL INFORMATION

      This proxy statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Matria Healthcare, Inc., a Delaware corporation (the “Company”), for use at the 2003 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 21, 2003 at 11:00 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, and at any adjournment or postponement thereof.

      At the Annual Meeting, stockholders will consider and vote upon a proposal to elect two Class II directors and such other matters as properly may come before the Annual Meeting. The Board unanimously urges stockholders to vote FOR the re-election of the Class II directors.

      It is anticipated that this proxy statement, the accompanying proxy and the 2002 Annual Report to Stockholders will first be mailed to the Company’s stockholders on or about April 18, 2003.

Record Date

      The Board of Directors has fixed the close of business on April 4, 2003 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, 10,104,100 shares of Common Stock were issued and outstanding.

Proxies

      When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Annual Meeting and does not return the signed proxy card, such stockholder’s shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR the election of the two Class II directors named herein. As of the date of this proxy statement, the Board of Directors does not know of any other matters that are to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

      Any proxy given may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

      The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, D. F. King & Co., Inc. will assist in the solicitation of proxies by the Company for a fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses.

Quorum

      The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of the Company’s Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the shares (“broker non-votes”), also will be treated as present for quorum purposes.

Vote Required

      The Company’s stockholders are entitled to one vote at the Annual Meeting for each share of Common Stock held of record by them on the Record Date. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the Class II directors. Votes may be cast for or withheld from each nominee for Class II director. Under applicable Delaware law, broker non-votes represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal, and abstentions will have no effect on the vote for the election of Class II directors.

I. ELECTION OF DIRECTORS

Background

      Under the Company’s Certificate of Incorporation, the Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year. The two nominees for election this year are Frederick E. Cooper and Frederick P. Zuspan, M.D. Each has consented to serve for an additional term. If any director is unable to stand for election, the board of directors may, by resolution, provide for a lesser number of directors or designated substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

      The Board of Directors recommends a vote FOR the Class II nominees set forth below.

CLASS II NOMINEES FOR THE TERM EXPIRING IN 2006

      Frederick E. Cooper, age 61, was elected to the Board on October 22, 2002. Since January 1998, Mr. Cooper has been Chairman of Cooper Capital, LLC, a private investment firm that he founded. Prior to joining Cooper Capital, Mr. Cooper was Chairman and Chief Executive Officer of CooperSmith, Inc., a producer and distributor of baked goods, which was sold to The Earthgrains Company in January 1998. Prior thereto, Mr. Cooper served for 16 years with Flowers Industries, Inc., a Fortune 500 food company, holding the positions of President and Vice Chairman and Executive Vice President and General Counsel.

      Frederick P. Zuspan, M.D., age 81, has served as a director of the Company since the formation of the Company through the merger (the “Merger”) of Healthdyne Maternity Management (“HMM”), a division of Healthdyne, Inc. (“Healthdyne”) and Tokos Medical Corporation on March 8, 1996 (the “Merger Date”) and previously served as a director of Healthdyne from 1993 until the Merger. Dr. Zuspan, who has been a physician since 1951, has been Professor and Chairman Emeritus, Department of Obstetrics and Gynecology at the Ohio State University College of Medicine since July 1991 and Editor-in-Chief of the American

Journal of Obstetrics and Gynecology since 1991 and as an editor since 1969. From 1987 to 1991 Dr. Zuspan was Professor of the Ohio State University College of Medicine and from 1975 to 1987 was Professor and Chairman of the Department of Obstetrics and Gynecology at the Ohio State University College of Medicine at the University of Chicago, Pritzker School of Medicine from 1966 to 1975, and at the Medical College of Georgia from 1960 to 1966.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2005

      Guy W. Millner, age 67, has been a director of the Company since October 4, 2000. Mr. Millner is Chairman of MI Holdings, a private investment firm. Until the fall of 1997, he was Chairman of Norrell Corporation, a staffing services and outsourcing firm, which he founded in 1961. From 1997 until July 1999, he served as a director of Norrell Corporation, at which time Norrell Corporation merged with Spherion Corporation. Mr. Millner is also Chairman of AssuranceAmerica Corporation, an insurance-oriented holding company, that combined with Brainworks Ventures, Inc.

      Carl E. Sanders, age 77, has served as a director of the Company since the Merger Date and previously served as a director of Healthdyne from 1986 until the Merger. Mr. Sanders, a former governor of the State of Georgia, is Chairman of Troutman Sanders LLP, an Atlanta based law firm that provides legal services to the Company.

      Thomas S. Stribling, age 60, has served as a director of the Company since May 18, 2000. Mr. Stribling has been President and Chief Executive Officer of DermaCo, Inc., a development stage dermatology company since September 1, 2002 and was an entrepreneur and private investor from September 1999 to September 2001. From 1998 to September 1999, he was President, Chief Executive Officer and a board member of Scandipharm, Inc., a privately held pharmaceutical company. From 1997 to 1998, he was Vice Chairman and Chairman of the Advisory Board of Legacy Securities Corporation, an investment banking and securities group, and from 1994 to 1996, he was President of UCB Pharma, Inc., a division of a Belgian-based pharmaceutical company.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2004

      Parker H. Petit, age 63, has served as Chairman of the Board of the Company since the Merger Date and as President and Chief Executive Officer since October 5, 2000. In addition, he served as a member of the three-person Office of the President during a brief period in 1997. Mr. Petit was the founder of Healthdyne and served as its Chairman of the Board of Directors and Chief Executive Officer from 1970 until the Merger. Mr. Petit is also a director of Intelligent Systems Corp. and Logility, Inc.

      Donald W. Weber, age 66, has served as a director of the Company since May 18, 2000. Mr. Weber is a private investor. He was President and Chief Executive Officer of Viewstar Entertainment Services, Inc., a distributor of satellite entertainment systems, from August 1993 until November 1997. Prior thereto, from 1987 to 1991, he was President and Chief Executive Officer of Contel Corporation, a telecommunications supplier, which was sold in 1991 to GTE Corp.

      Morris S. Weeden, age 83, has served as a director of the Company since the Merger Date and previously served as a director of Healthdyne from 1987 until the Merger. Mr. Weeden, who is retired, was Vice Chairman — Board of Directors of Morton Thiokol Inc., a salt, chemical, household and aerospace products manufacturer, from March 1980 to December 1984. Previous positions held by Mr. Weeden include Executive Vice President of Morton Norwich Products, Inc. in charge of pharmaceutical operations, President of Morton International, a pharmaceutical division of Morton Norwich Products, Inc., and President of Bristol Laboratories, a pharmaceutical division of Bristol Myers Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as to the beneficial ownership of shares of the Company’s Common Stock as of April 1, 2003 by (i) all stockholders known by the Company to be the beneficial owners of more than five percent of its Common Stock, (ii) each director of the Company, (iii) each executive officer named in the “Executive Compensation” section below, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

	Amount and Nature	Percent
Name of Beneficial Owner	of Beneficial Ownership(1)	of Class(2)

Safeco Corporation(3)	842,175	8.3%
Wellington Management Company, LLP(4)	894,100	8.8%
Vanguard Explorer Fund(5)	601,400	6.0%
Dimensional Fund Advisors, Inc.(6)	614,150	6.1%
Gruber and McBaine Capital Management, LLC(7)	733,119	7.3%
Jon D. Gruber(7)	733,119	7.3%
J. Patterson McBaine(7)	733,119	7.3%
Eric B. Swergold(7)	733,119	7.3%
Parker H. Petit(8)	602,045	6.0%
Jeffrey D. Koepsell	3,000	—
Roberta L. McCaw(9)	19,237	—
Yvonne V. Scoggins(10)	21,561	—
Thornton A. Kuntz, Jr(11)	22,958	—
Frederick E. Cooper(12)	520
Guy W. Millner(13)	18,928	—
Carl E. Sanders(14)	22,421	—
Thomas S. Stribling(15)	12,535	—
Donald W. Weber(16)	16,091	—
Morris S. Weeden(17)	23,125	—
Frederick P. Zuspan(18)	27,454	—
All current executive officers and directors as a group (13 persons)	786,875	7.8%

— Less than 1%

(1)	Under the rules of the Securities and Exchange Commission (the “SEC”), a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security (“voting power”) or the power to dispose or to direct the disposition of such security (“investment power”). A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days as well as any securities owned by such person’s spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

(2)	Based on 10,104,100 shares of Common Stock outstanding on April 1, 2003. With respect to each person or group in the table, assumes that such person or group has exercised all options, warrants and other rights to purchase Common Stock which he or she beneficially owns and which are exercisable within 60 days and that no other person has exercised any such rights.

(3)	The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 3, 2003. The address of Safeco Corporation is Safeco Plaza, Seattle, Washington 98185.

(4)	The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 14, 2003. The address of Wellington Management Company, LLP (“WMC”) is

75 State Street, Boston, Massachusetts 02109. According to its Schedule 13G, WMC, in its capacity as investment adviser, may be deemed to beneficially own 896,100 shares of the Company’s Common Stock, which shares are held of record by clients of WMC. WMC reports that it has no power to vote or direct the vote of such shares and shared power to dispose or direct the disposition of such shares, while its clients have the right to receive, or direct the receipt of, dividends from, or proceeds from the sale of, such shares.

(5)	The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 12, 2003. According to its Schedule 13G, Vanguard Explorer Fund has the sole power to vote or direct the vote of such shares and shared power to dispose or direct the disposition of such shares. The address of Vanguard Explorer Fund is Post Office Box 2600, Valley Forge, Pennsylvania 19482.

(6)	The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on January 30, 2002. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7)	The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on March 28, 2003. The address of these beneficial owners is 50 Osgood Place, Penthouse, San Francisco, CA 94133. According to the Schedule 13G filed by Gruber and McBaine Capital management, LLC, Jon D. Gruber, J. Patterson McBaine, Eric B. Swergold, and Gruber and McBaine Capital Management, LLC possesses shared voting and investment power with respect to 733,119 shares. John D. Gruber has the sole voting power of 72,150 shares and shared voting and investment power with respect to 733,119 shares. J. Patterson McBaine has sole voting and investment power with respect to 66,212 shares and shared voting and investment power with respect to 733,119 shares. Eric B. Swergold has shared voting and investment power with respect to 733,119 shares.

(8)	Represents 531,814 shares owned by Mr. Petit, 13,125 shares held by Petit Investments Limited Partnership, 2,500 shares held by Petit Grantor Trust, 2,940 shares owned by his spouse, and 51,666 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(9)	Represents 5,385 shares owned by Ms. McCaw, 500 shares held by her minor children and 13,352 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(10)	Represents 4,348 shares owned by Ms. Scoggins and 17,213 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(11)	Represents 4,401 shares owned by Mr. Kuntz and 18,557 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(12)	Represents shares which are subject to purchase upon exercise of options exercisable within 60 days.

(13)	Represents 17,053 shares owned by Mr. Millner and 1,875 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(14)	Represents 3,046 shares owned by Mr. Sanders and 19,375 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(15)	Represents 5,660 shares owned by Mr. Stribling and 6,875 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(16)	Represents 5,000 shares owned by Mr. Weber, 4,216 shares owned by a partnership in which Mr. Weber has an interest and 6,875 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(17)	Represents 3,750 shares owned by Mr. Weeden and 19,375 shares which are subject to purchase upon exercise of options exercisable within 60 days.

(18)	Represents 2,917 shares owned by Dr. Zuspan, 125 shares held by Zuspan & Associates Partnership, 3,787 shares owned by Dr. Zuspan’s spouse and 20,625 shares which are subject to purchase upon exercise of options exercisable within 60 days.

BOARD COMMITTEES AND ATTENDANCE

      In addition to an executive committee and other single purpose committees established from time to time to assist the Board of Directors with particular tasks, the Company’s Board of Directors has the following standing committees: a Compensation Committee, an Audit Committee and a Corporate Governance and Nominating Committee.

      The Compensation Committee is composed of Frederick P. Zuspan, M.D., Frederick E. Cooper and Thomas S. Stribling. The Compensation Committee is responsible for the recommendation and approval of salaries of executive officers and the review and approval of incentive plans, including stock options and related programs. The Compensation Committee held six meetings during the year ended December 31, 2002.

      The Audit Committee is composed of Donald W. Weber, Guy W. Millner and Morris S. Weeden. All members of the Audit Committee are “independent” as defined by the listing standards of the National Association of Securities Dealers. Pursuant to its written charter, the Audit Committee evaluates the independence and performance of the Company’s independent accountants, handles relations with the Company’s independent accountants and evaluates the integrity of the Company’s financial reporting process and its policies and procedures relating to internal accounting functions and controls. The Audit Committee pre-approves audit and non-audit services to be performed by the Company’s independent auditors in accordance with the Sarbanes-Oxley Act of 2002 and the regulations thereunder. The Audit Committee held six meetings during the year ended December 31, 2002.

      The Corporate Governance and Nominating Committee (the “Governance Committee”) was established on February 20, 2003 to replace the former Nominating Committee. The Governance Committee is composed of Frederick E. Cooper, Guy W. Millner, Carl E. Sanders and Donald W. Weber. The Governance Committee identifies, screens and recommends candidates for appointment to the Board of Directors for consideration by the full Board of Directors and by the stockholders of the Company, evaluates and makes recommendations to the full Board of Directors concerning the number and accountability of Board committees and assignments to such committees, develops and recommends to the Board of Directors for its approval a set of corporate governance guidelines, periodically reviews and makes recommendations to the full Board of Directors compensation, orientation, continuing education and retirement policies for directors, and reviews issues and developments relating to corporate governance and makes recommendations related thereto to the full Board of Directors. The Governance Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board of Directors. A stockholder wishing to propose a candidate for the Governance Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Corporate Secretary. The former Nominating Committee held two meetings during the year ended December 31, 2002.

      During the year ended December 31, 2002, the Board of Directors held ten meetings. Each of the incumbent directors who served as directors during 2002 attended more than 75% of the total number of Board meetings and meetings of committees of which he was a member during 2002.

EXECUTIVE COMPENSATION

      The following table sets forth compensation paid to the Company’s Chief Executive Officer and each executive officer named in this section for their services in all capacities to the Company and its subsidiaries in fiscal years 2002, 2001 and 2000:

Summary Compensation Table

				Long-term
				Compensation
				Awards

		Annual Compensation			All Other
				Securities Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($)(1)

Parker H. Petit(2)	2002	$447,861	–0–	24,325	$203,130
Chairman of the Board, President	2001	425,038	–0–	238,750	524,186
and Chief Executive Officer	2000	96,924	–0–	41,250	472,603
Jeffrey D. Koepsell(3)	2002	$334,767	–0–	14,130	$279
Executive Vice President and Chief	2001	320,031	–0–	119,935	279
Operating Officer	2000	189,231	–0–	22,500	300
Roberta L. McCaw	2002	$207,870	$25,186	3,140	$84,337
Vice President — Legal, General	2001	195,023	–0–	10,430	115,122
Counsel and Secretary	2000	175,108	–0–	4,430	72,935
Yvonne V. Scoggins	2002	$187,068	$22,560	2,857	$96,292
Vice President — Financial Planning	2001	181,359	21,902	10,031	130,113
and Analysis	2000	174,208	–0–	4,031	91,100
Thornton A. Kuntz, Jr.	2002	$183,756	$22,160	2,857	$93,965
Vice President — Administration	2001	177,875	–0–	8,031	128,821
	2000	170,075	–0–	4,031	83,038

(1)	Details of amounts reported in “All Other Compensation” column are provided in the table below.

(2)	Mr. Petit was elected President and Chief Executive Officer on October 4, 2000.

(3)	Mr. Koepsell was elected to this position on May 17, 2000. Mr. Koepsell’s employment with the Company terminated effective December 31, 2002.

Item	Year	Mr. Petit	Mr. Koepsell	Ms. McCaw	Ms. Scoggins	Mr. Kuntz

Officer Term Life Insurance	2002	$29,409	$279	$195	$175	$172
	2001	29,698	279	167	165	160
	2000	30,098	300	144	156	157
Split Dollar Insurance
Premium Value(1)	2002	$173,721	$–0–	$78,142	$90,117	$88,278
	2001	280,088	–0–	109,855	124,848	123,561
	2000	330,005	–0–	67,691	85,844	77,781
401(k) Matching Contributions	2002	$–0–	$–0–	$6,000	$6,000	$5,515
	2001	–0–	–0–	5,100	5,100	5,100
	2000	–0–	–0–	5,100	5,100	5,100
Non-Employee Board Retainer	2002	N/A	N/A	N/A	N/A	N/A
	2001	N/A	N/A	N/A	N/A	N/A
	2000	$112,500	N/A	N/A	N/A	N/A
Loan Forgiveness(2)	2002	N/A	N/A	N/A	N/A	N/A
	2001	$214,400	N/A	N/A	N/A	N/A
	2000	N/A	N/A	N/A	N/A	N/A
Total All Other Compensation	2002	$203,130	$279	$84,337	$96,292	$93,965
	2001	524,186	279	115,122	130,113	128,821
	2000	472,603	300	72,935	91,100	83,038

(1)	See “Termination of Employment and Change-in-Control Arrangements”.

(2)	In connection with his appointment as Chief Executive Officer, the Company made a loan to Mr. Petit in the principal sum of $200,000. The loan bore interest at a rate of 6% per annum and matured on January 1, 2002. By its terms, the principal and interest on the note were to be forgiven at maturity if Mr. Petit was still employed by the Company (or his employment was previously terminated due to his death or disability) and since the date of issuance of the note, the Company’s common stock had traded at a price of at least $24 per share. The applicable criteria for forgiveness were met and the note and accrued interest were forgiven.

STOCK OPTIONS

      The following table contains information concerning the grant of stock options to the Chief Executive Officer and each executive officer named in the “Executive Compensation” table during 2002:

Option Grants in Last Fiscal Year

	Individual Grants
						Potential Realizable Value at
	Number of		% of Total			Assumed Annual Rates of
	Securities		Options/SARs			Stock Price Appreciation for
	Underlying		Granted to	Exercise or		Option Term(1)
	Options		Employees in	Base Price	Expiration
Name	Granted(#)		Fiscal Year	($/Sh)	Date	5%($)	10%($)

Parker H. Petit	24,335	(2)	5.3%	$18.55	2/19/2112	$283,892	$719,438
Jeffrey D. Koepsell	14,130	(2)	3.1%	$18.55	2/19/2112	164,841	417,738
Roberta L. McCaw	3,140	(2)	0.6%	$18.55	2/19/2112	36,631	92,831
Yvonne V. Scoggins	2,857	(2)	0.6%	$18.55	2/19/2112	33,330	84,464
Thornton A. Kuntz, Jr.	2,857	(2)	0.6%	$18.55	2/19/2112	33,330	84,464

(1)	Based on actual option term and annual compounding. These amounts are calculated pursuant to applicable requirements of the SEC and do not represent a forecast of the future appreciation of the Company’s Common Stock.

(2)	These options to purchase the Company’s Common Stock were granted on February 19, 2002 as follows: a total of 36,895 shares under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and 10,424 shares under the Company’s 2000 Stock Incentive Plan (the “2000 Plan”). Full vesting shall occur not before two years and not later than four years from the date of grant, based on performance vesting thresholds.

STOCK OPTION EXERCISES

      The following table sets forth information with respect to the Chief Executive Officer and the executive officers named in the “Executive Compensation” table concerning the exercise of options in 2002 and unexercised options held as of the end of the fiscal year:

Aggregated Option Exercises in Last Fiscal Year

and FY — End Option Values

			Number of Securities
			Underlying		Value of Unexercised In
			Unexercised Options at		the-Money Options at
		Value Realized	Fiscal Year End(#)		Fiscal Year End($)(1)
	Shares Acquired	(Market Price at exercise
Name	on Exercise(#)	less exercise price)	Exercisable	Unexercisable	Exercisable	Unexercisable

Parker H. Petit	–0–	–0–	51,666	288,919	$–0–	$–0–
Jeffrey D. Koepsell	–0–	–0–	7,500	134,071	–0–	–0–
Roberta L. McCaw	–0–	–0–	13,342	16,523	–0–	–0–
Yvonne V. Scoggins	–0–	–0–	17,213	15,574	–0–	–0–
Thornton A. Kuntz, Jr.	–0–	–0–	18,557	13,574	–0–	–0–

(1)	Based on $8.69, the last sale price of the Company’s Common Stock on December 31, 2002.

Compensation of Directors

      The directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not employees of the Company receive a fee of $4,250 per quarter, plus $1,000 for each Board and committee meeting attended, and are reimbursed for any travel expenses incurred.

      In addition, under the 2000 Directors’ Non-Qualified Stock Option Plan, all non-employee directors are entitled to receive an initial grant of options to purchase 1,250 shares of the Company’s Common Stock and at each annual meeting of stockholders after their first full year serving as a director, an additional grant of options to purchase 3,750 shares of Common Stock. The option price for all such options is the fair market value of the underlying common stock on the date of grant. Options have a ten year term and vest monthly over 12 months. On September 26, 2002, each Non-Employee Director other than Mr. Cooper was awarded an option to purchase 3,750 shares of Common Stock at a price of $8.49 per share under the 2000 Directors’ Non-Qualified Stock Option Plan. Mr. Cooper was awarded an option to purchase 1,250 shares of common stock at a price of $9.30 per share under the 2000 Directors’ Non-Qualified Stock Option Plan on October 22, 2002, the date he was elected to the board of directors.

Termination of Employment and Change-in-Control Arrangements

      The Company has entered into change-in-control severance agreements with each of Mr. Petit, Mr. Kuntz, and Ms. McCaw. The agreements provide for compensation to the executive in the event the executive’s employment with the Company is terminated following the consummation of a “change-in-control” for reasons other than the executive’s death, disability or for “Cause”, or if the executive voluntarily terminates employment for “Good Reason”. For purposes of the agreements, “Cause” means certain acts of criminal or civil fraud and “Good Reason” is defined to include, among other things, an adverse change in powers and responsibilities, an adverse change in title or offices, a reduction in base salary or failure to receive increases in base salary commensurate with increases in the three years preceding the change-in-control, discontinuance of certain benefit and incentive plans or actions materially adversely affecting participation therein, certain relocations of the Company’s executive offices, and failure to honor earned and accrued vacation balances. The compensation payable under the agreements is a lump sum severance payment equal to a multiple of the executive’s annual base salary as of the date of the change-in-control. The multiples applicable to Mr. Petit, Mr. Kuntz and Ms. McCaw are three, one and one, respectively. In addition, following termination of employment, the executives are entitled to receive for a period of three years in the case of Mr. Petit and one year in the case of Mr. Kuntz and Ms. McCaw, life, disability and health insurance coverage, automobile allowances and other fringe benefits equivalent to those in effect at the date of termination and will be entitled to receive additional amounts, if any, relating to any excise taxes imposed on the executive as a result of Section 280(g) of the Internal Revenue Code of 1986, as amended (the “Code”). The agreements require the executive to comply with certain covenants that preclude the executive from competing with the Company or soliciting customers or employees of the Company for a period following termination of employment equal to the period for which fringe benefits are continued under the applicable agreement. The agreements expire three years after a change in control of the Company.

      In addition, the Company entered into a similar change-in-control severance agreement with Ms. Scoggins on April 27, 2002. The agreement expires on April 26, 2004. The severance amount payable under the agreement is equal to three times Ms. Scoggins’ base salary and targeted base bonus on the date of a change-in-control. The period of benefit continuation and length of the restrictive covenants are three years.

      The Company and Ms. Scoggins are also party to a severance agreement, dated April 27, 2002. The severance agreement, which expires on April 26, 2004, provides for a lump sum severance payment to Ms. Scoggins in the event that her employment is involuntarily terminated for reasons other than her death, disability or “Cause” (defined as certain acts of criminal or civil fraud), or if she voluntarily terminates employment for “Good Reason” (defined as failure to be reelected as an officer of the Company, reduction in base salary, discontinuance of certain incentive or stock option plans or actions materially adversely affecting her participation therein, failure to make available other benefit plans that are available to other executives in the Company, or failure to honor earned and accrued vacation balances). The severance payment is an amount equal to two times Ms. Scoggins’ annual base salary and targeted base bonus as of the date of the agreement. In addition, in circumstances in which she is entitled to a severance payment, Ms. Scoggins also is entitled to receive, for a period of two years after the date of termination, life, disability and health insurance coverage, automobile allowance and other fringe benefits equivalent to those in effect at the date of termination of employment. The agreement requires Ms. Scoggins to comply with certain covenants that preclude her from competing with the Company or soliciting customers or employees of the Company for a period of two years following termination of employment.

      On May 16, 2000, the Company entered into a letter agreement with Mr. Koepsell providing for 12 months of severance pay and benefits if the Company terminated Mr. Koepsell’s employment for reasons other than “for cause.” Mr. Koepsell’s employment was terminated without cause effective December 31, 2002, entitling him to the severance and benefits provided for in the letter agreement.

      In 1997, the Company replaced the nonqualified pension plan maintained for certain current and former officers with a new plan, funded by split-dollar life insurance (the “1997 Plan”). Under the 1997 Plan, participants or their beneficiaries were entitled to the greater of the cash surrender value of the life insurance policies used to fund the 1997 Plan or a targeted benefit, less insurance premiums paid by the Company. On December 31, 2002 the Company terminated the 1997 Plan. The decision to terminate the 1997 Plan was prompted in part by concerns that the funding mechanism using split-dollar life insurance may no longer be permitted for some current officers under certain provisions of the Sarbanes-Oxley Act of 2002, as well as anticipation that additional funding, in excess of amounts originally contemplated would have been required under the 1997 Plan. In substitution for the 1997 Plan, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) for the benefit of the current employees participating in the 1997 Plan other than Mr. Petit. Under the SERP, individual trust accounts were established in 2003 for each participant and funded (in part, by the $1.271 million cash surrender values of the split-dollar life insurance policies) in an amount equal to the net present value of the participant’s targeted benefit under the 1997 Plan as of December 31, 2002. Such amounts for the named executive officers participating in the SERP equaled $697,000 for Mr. Kuntz, $726,000 for Ms. Scoggins and $536,000 for Ms. McCaw. The assets of the trusts are subject to the claims of the Company’s creditors. Benefits payable under the SERP are variable, based on the performance of the investment earnings of the trust funds, and include future tax mitigation payments of up to 44% of the amounts initially contributed to the trust accounts. Benefits under the SERP vest based on age and years of service, with 100% vesting obtained at age 55 and 15 years of service. Earlier vesting may occur upon a change-in-control or other events as defined in the SERP.

      Because of his age and the fully vested status of his benefits under the 1997 Plan, rather than adopt a substitute plan for Mr. Petit, the Company entered into an agreement with Mr. Petit pursuant to which the Company released its interest in Mr. Petit’s split-dollar policy in exchange for a cash payment to the Company by Mr. Petit of $948,000 and his release of the Company from future premium payment obligations in the amount of $891,000. The payment by Mr. Petit represents the difference between the $3.418 million net cash surrender value of the split-dollar life insurance policy as of December 31, 2002 and the sum of (i) the net present value of Mr. Petit’s targeted benefit under the 1997 Plan as of December 31, 2002 ($1.715 million) and (ii) 44% of the net present value of such targeted benefit ($755,000), which was intended to mitigate the adverse tax consequences to Mr. Petit as a result of the transaction. This arrangement was designed to provide Mr. Petit, who had previously relinquished his right to receive a targeted benefit amount under the 1997 Plan, with substitute benefits roughly commensurate with those received by the other participants in connection with the termination of the 1997 Plan and adoption of the SERP.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report on Corporate Compensation, the Report of the Audit Committee and the Stock Performance Graph shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON CORPORATE COMPENSATION

      The Company’s executive compensation program is designed to (1) integrate pay and incentive plans with the Company’s strategic goals, so as to align the interests of management with the long-term interests of the Company’s stockholders, (2) attract, motivate and retain executives capable of achieving the Company’s strategic business goals (3) recognize outstanding individual contributions and (4) provide compensation opportunities that are competitive with those offered by other companies of similar size and performance, especially within the healthcare industry. To achieve these goals, the Company’s executive compensation program consists of three elements: (i) base salary, (ii) annual cash bonus, and (iii) intermediate and long-term incentives in the form of stock options and contributions under the Company’s Supplemental Executive Retirement Plans and 401(k) Plan. Each element of compensation has an integral role in the total executive compensation program, including the compensation of the Named Executive Officers.

      In making its compensation determinations, the Compensation Committee evaluates, on both an absolute and relative basis, a variety of Company financial results (including sales, earnings, return on equity, return on assets and balance sheet strength), market share and competitive position, the potential for future growth, the overall importance of the individual to the organization and the individual and group performance of senior management and compensation levels at comparable companies, especially within the healthcare industry. In formulating its determinations, it recognizes and rewards achievements on an annual basis, while emphasizing the value and importance of sustained long-term performance and recognition of developing trends within the healthcare industry. The Compensation Committee reviews information prepared or compiled by the Company, and also draws on the business experience of the individual members of the Compensation Committee.

      Cash Compensation. Officers and other employees are compensated within salary ranges that are generally based on those of similar positions in companies of comparable size and complexity to the Company. The actual base pay level for each executive officer is based on a combination of experience, performance and other factors that are determined to be important by the Committee. The salary of the executive officers is generally reviewed annually at the beginning of each year, with the amount of any increases based on factors such as Company performance, general economic conditions, marketplace compensation trends and individual performance.

      Cash bonuses for management are paid under the Company’s management incentive bonus plan (the “MIP Plan”). Bonuses under the MIP Plan are computed as a percentage of year-end base salary. In the case of the Company’s Chief Executive Officer and Chief Operating Officer, the amount of and entitlement to bonuses under the MIP Plan are based upon the performance of the Company in comparison to its operating budget. For the other participants, the amount of and entitlement to bonuses are based on a combination of individual and Company performance. The Committee determines the participants in the MIP Plan and sets the target bonus levels and operating budget performance criteria in the first quarter of each year.

      Intermediate and Long Term Incentive Compensation. Stock options, contributions made under the Company’s 401(k) Plan and contributions under the Company’s Supplemental Executive Retirement Plan are the principal vehicles for payment of intermediate and long term compensation. In 2002, the Company granted stock options to certain of its management employees, based on guidelines for the individual’s position with the Company. Stock options were granted at exercise prices equal to the market price on the date of grant and typically become exercisable in one of two ways (either (i) based on the financial performance of the Company or (ii) 50% on the third anniversary of the grant and 50% on the fourth anniversary of the grant), and expire on the tenth anniversary. The 401(k) plan, which is based on a calendar year, provides for a matching contribution by the Company of 100% of the participant’s voluntary salary contributions with the Company’s contribution limited to the lesser of 3% of the executive officer’s salary and an annual maximum Company contribution of $6,000, based on a maximum voluntary salary contribution established by the U.S. Department of Labor. All matching Company contributions to the 401(k) plan vest over 5 years for each executive officer and are payable pursuant to the provisions of the 401(k) plan. In 2003, the Company adopted a Supplemental Executive Retirement Plan for certain of the named executive officers. See “Termination of Employment and Change-in-Control Arrangements” above.

CEO COMPENSATION

      CEO Compensation. The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with the general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives. Stock option grants to the Chief Executive Officer are considered concurrently with grants to other executive officers in accordance with the same general policies.

      In reviewing and approving Mr. Petit’s 2002 compensation, the Compensation Committee took into account the Company’s performance in fiscal 2001 and Mr. Petit’s role in developing the Company’s disease management business. In light of these factors, the Compensation Committee determined that Mr. Petit would receive an increase in his annual base compensation of 5%. On February 19, 2002, Mr. Petit was granted an option to purchase 24,235 shares of the Company’s common stock.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Frederick P. Zuspan, M.D.

Frederick E. Cooper
Thomas S. Stribling

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee is responsible for executive compensation decisions as described above. The Compensation Committee consisted of Thomas S. Stribling, Morris S. Weeden and Frederick P.

Zuspan, M.D. until October 22, 2002 and consisted of Frederick P. Zuspan, M.D., Frederick E. Cooper and Thomas S. Stribling since then. No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company.

REPORT OF THE AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

      The Board’s Audit Committee, currently composed of Donald W. Weber, Guy W. Millner and Morris S. Weeden, evaluates the independence and performance of the Company’s independent accountants, handles relations with the Company’s independent accountants and evaluates the integrity of the Company’s financial reporting process and its policies and procedures relating to internal accounting functions and controls. This report relates to the activities taken by the Audit Committee in fulfilling such role.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and internal controls.

      The Audit Committee also reviewed with the Company’s independent accountants, KPMG LLP (“KPMG”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, the Audit Committee received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and discussed with the independent accountants their independence from management and the Company, and considered whether KPMG’s provision of non-audit services to the Company during 2002 was compatible with maintaining the auditor’s independence.

      The Committee meets periodically with the independent accountants to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

      The foregoing report has been furnished by the Audit Committee of Matria’s Board of Directors.

Donald W. Weber

Guy W. Millner
Morris S. Weeden

Audit Fees

      The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for 2002 and 2001, and fees billed for other services rendered by KPMG.

	2002	2001

Audit fees(1)	$324,500	$341,000
Audit related fees(2)	69,200	14,000

Audit and audit related fees	393,700	355,000
Tax fees(3)	190,700	7,700

Total fees	$584,400	$362,700

(1)	Audit fees included reviews and consents related to SEC registration statements and a bond offering.

(2)	Audit related fees consisted of fees for consultation related to the proposed termination and restructuring of the executive retirement plan and of fees for audits of financial statements of certain employee benefit plans.

(3)	Tax fees consisted of fees for tax consultation services.

      KPMG currently serves as the Company’s principal accountant. The Board of Directors has not yet determined who will serve as the Company’s auditors for the fiscal year ending December 31, 2003. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative total returns for the periods indicated for the Company, the S&P 500 Index and the S&P Healthcare Composite Index. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at December 31, 1997, and that all dividends (there were none) were reinvested.

Total Return to Shareholders

(Includes reinvestment of dividends)
INDEXED RETURNS

	Base
	Period
	Dec97	Dec98	Dec99	Dec00	Dec01	Dec02

Matria Healthcare Inc.	100	51.11	73.33	42.78	153.91	38.62
S&P 500 Index	100	128.58	155.63	141.46	124.65	97.10
S&P 500 Healthcare Composite Index	100	153.88	63.59	117.76	117.11	100.45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Carl E. Sanders, a director of the Company, is also the Chairman of Troutman Sanders LLP, a law firm based in Atlanta, Georgia, which provided certain legal services to the Company in fiscal year 2002 and is expected to be retained by the Company in the future.

      In 2002, the Company had certain business relationships with MarketRing.com (“MarketRing”), a privately held company located in the Atlanta area. Matria licensed from MarketRing software, and MarketRing provided certain software development and website hosting services to Matria. Hosting and maintenance fees paid to MarketRing in 2002 were approximately $210,000.

      In June 2002, Matria completed an acquisition of MarketRing through a merger of a wholly owned subsidiary of Matria with MarketRing. In the merger, Matria issued 267,424 shares of common stock in exchange for all of the outstanding shares of capital stock of MarketRing and may issue up to 21,500 shares of Matria common stock upon exercise of MarketRing options assumed and a warrant issued by Matria pursuant to the merger agreement. An additional 28,362 shares of Matria common stock issuable in connection with the merger were withheld as security for the satisfaction of claims by Matria arising under the merger agreement. If there are no claims, the withheld shares will be released on June 14, 2003. As a result of the merger, MarketRing is a wholly owned subsidiary of Matria, and Robert W. Kelley, Jr., the chief executive officer of MarketRing, has been retained as the Corporation Vice President of Technology of Matria and the Chief Executive Officer of MarketRing.

      Mr. Petit and Mr. Weber were members of the board of directors of MarketRing and owned approximately 20% and 1.5% of MarketRing’s outstanding common stock. Mr. Petit also owned 250 shares of MarketRing’s convertible preferred stock, which was redeemed, pursuant to the request of MarketRing’s board of directors, prior to the merger at a price of $1,000 per share, plus any accrued and unpaid dividends. The ownership percentages of Mr. Petit and Mr. Weber include shares owned by certain affiliated companies of such individuals and, in Mr. Petit’s case, his spouse. In addition, Carl E. Sanders, Thomas S. Stribling and Guy W. Millner respectively owned .83%, .41% and 2.06% of MarketRing’s outstanding common stock at the time of the merger. The terms of the merger agreement and the acquisition of MarketRing were negotiated and recommended by an independent committee of the Matria board of directors and have been approved by a vote of Matria’s disinterested directors.

      In addition, in October 2000, Matria made a loan to Mr. Petit in the principal sum of $200,000. The loan bore interest at a rate of 6% per annum and matured on January 1, 2002. By its terms, the principal and interest on the note were to be forgiven at maturity if Mr. Petit was still employed by Matria (or his employment was previously terminated due to his death or disability) and since the date of issuance of the note, Matria’s common stock had traded at a price of at least $24 per share. The applicable criteria for forgiveness were met at January 1, 2002, and the note and accrued interest totaling $214,663 were forgiven.

STOCKHOLDER PROPOSALS AT THE COMPANY’S NEXT

ANNUAL MEETING OF STOCKHOLDERS

      The 2004 Annual Meeting of Stockholders (the “2004 Annual Meeting”) is anticipated to be held in June 2004. Under the Company’s Amended Bylaws, a notice of intent of a stockholder to bring a proposal (other than a director nomination) before the 2004 Annual Meeting must comply with the requirements of the Company’s bylaws and must be received by the Company no later than December 19, 2003 in order to be presented for a vote at the meeting. However, if the 2003 Annual Meeting is held on a date more than 30 days before or after May 21, 2004, notice of a stockholder proposal (other than a director nomination), to be timely, must be received by the Company within a reasonable time before the Company begins to print and mail proxy materials. If timely delivered to the Secretary, such proposals may be included in the Company’s Proxy Statement for the 2004 Annual Meeting, provided the proponent(s) satisfies all applicable rules of the Securities and Exchange Commission relating to stockholder proposals.

      A director nomination by a stockholder will also only be considered at the 2004 Annual Meeting if received by the Company no later than December 19, 2003. However, if the 2004 Annual Meeting is held on a date more than 30 days before or after May 21, 2004, notice of a director nomination must be received not less than 60 nor more than 75 days prior to the meeting; provided that in the event less than 70 days notice or prior public disclosure of the meeting is given or made to stockholders, notice of such nomination must be received by the tenth day following the earlier of public disclosure or mailing of notice of the date of the meeting.

      The Company will furnish copies of the bylaw provisions which set forth the requirements for a stockholder’s notice of intent to present proposals upon written request to the Secretary of the Company at the address set forth in the following sentence.

      Notices of intention to present proposals and director nominations at the 2004 Annual Meeting or requests in connection therewith should be addressed to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Act”) requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports with the SEC regarding beneficial ownership of Common Stock and other equity securities of the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements of the Act in all instances with the exceptions of the following late filings: the disposition of common stock by Mr. Petit filed approximately 30 days late; an automatic stock option grant to all eligible non-employee board members (Guy W. Millner, Carl E. Sanders, Thomas S. Stribling, Donald W. Weber, Morris S. Weeden and Frederick P. Zuspan, M.D.) filed three days late; an automatic stock option grant to Frederick E. Cooper filed four days late; a stock option grant to Thomas S. Hall filed three days late; and the private acquisition in June 2002 of common stock by a partnership in which Donald W. Weber has an interest was reflected on his Form 5 filed timely in 2003 for the year ended December 31, 2002, although a Form 4 for June 2002, should have been filed but was not.

ANNUAL REPORT AND FINANCIAL STATEMENTS

      The Company will furnish without charge a copy of its Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2002, including financial statements and schedules, to any record or beneficial owner of its Common Stock as of April 4, 2003 upon written or oral request of such person. Requests for such copies should be directed to:

Matria Healthcare, Inc.
1850 Parkway Place
Marietta, Georgia 30067
Attention: Corporate Secretary
(770) 767-4500

      If the person requesting the Form 10-K was not a stockholder of record on April 4, 2003, the request must include a representation that such person was a beneficial owner of the Common Stock on that date. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of the Company’s expenses in furnishing such exhibit(s).

GENERAL

      Management does not know of any other business to come before the 2003 Annual Meeting. If, however, other matters do properly come before the 2003 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Roberta L. McCaw
Secretary

April 18, 2003

MATRIA HEALTHCARE, INC.
1850 Parkway Place
Marietta, Georgia 30067

Solicited on Behalf of the Board of Directors

For Annual Meeting of Stockholders, May 21, 2003

     The undersigned hereby appoints Parker H. Petit and Roberta L. McCaw, and each of them, proxies, with full power of substitution and with discretionary authority, to represent and to vote in accordance with the instructions set forth below, all shares of Common Stock of Matria Healthcare, Inc. held of record by the undersigned on April 4, 2003 at the 2003 Annual Meeting of Stockholders to be held at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, at 11:00 a.m. on Wednesday, May 21, 2003 and any adjournments thereof.

     1.    ELECTION OF CLASS II DIRECTORS

☐	FOR all nominees listed below (except as written to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Frederick E. Cooper and Frederick P. Zuspan, M.D.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued on Reverse Side)

     (Continued from other side)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 and 2.

     This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. No proposal above is conditioned on or related to any other proposal.

     PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK CERTIFICATE.

Dated:

Signature

Signature if Held Jointly

If stock is held in the name of two or more persons, all must sign. When signing as attorney, as executor, administrator trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.